EX-21.1

                           SUBSIDIARIES OF REGISTRANT

                      Paradise Music & Entertainment, Inc.
                                  Subsidiaries

All Access Entertainment Management Group, Inc.

Push Records, Inc.

PDSE Records, Inc.

PDSE Digital, Inc.

Shelter Films, Inc.

Straw Dogs, Inc.